FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

4.150% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Y

Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	1,000,000 depositary shares, each representing a 1/25th interest in a share of perpetual 4.150% Fixed Rate Reset Noncumulative Preferred Stock, Series Y (the “Series Y preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	October 20, 2021

Settlement Date:	October 27, 2021 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series Y preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,000,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$985,000,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series Y preferred stock to, but excluding, November 15, 2026 (the “First Reset Date”), at an annual rate of 4.150% on the liquidation preference amount of $25,000 per share of Series Y preferred stock, quarterly in arrears, beginning on February 15, 2022 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.000% on the liquidation preference amount of $25,000 per share of Series Y preferred stock, quarterly in arrears, beginning on February 15, 2027.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, February 15, 2022

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior concurrence or approval of the Federal Reserve, Citigroup may redeem the Series Y preferred stock in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated October 20, 2021), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	None

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

4.150% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Y

Voting Rights:	The holders of the Series Y preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series Y preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967 NB3 / US172967NB34

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Academy Securities, Inc.

Banco de Sabadell, S.A.

Bank of China Limited, London Branch

Barclays Capital Inc.

Blaylock Van, LLC

BMO Capital Markets Corp.

Capital One Securities, Inc.

Commerz Markets LLC

ICBC Standard Bank Plc

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mediobanca – Banca di Credito Finanziario S.p.A.

Mizuho Securities USA LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nordea Bank Abp

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Roberts & Ryan Investments, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Swedbank AB (publ)

UBS Securities LLC

UniCredit Capital Markets LLC

CITIGROUP INC.

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

4.150% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Y

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

American Veterans Group, PBC

Bancroft Capital LLC

BBVA Securities Inc.

BofA Securities, Inc.

Cabrera Capital Markets LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Danske Markets Inc.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

MUFG Securities Americas Inc.

Multi-Bank Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

Telsey Advisory Group LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.